SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
     Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                      WEIDER NUTRITION INTERNATIONAL, INC.
                (Name of Registrant as Specified in its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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      (1) Title of each class of securities to which transaction applies:

________________________________________________________________________________

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      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or
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
                      WEIDER NUTRITION INTERNATIONAL, INC.
                              2002 SOUTH 5070 WEST
                         SALT LAKE CITY, UTAH 84104-4726

                            _________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 17, 1999

                            _________________________


To the Stockholders of Weider Nutrition International, Inc.:

      The Annual Meeting of Stockholders (the "1999 ANNUAL MEETING") of Weider Nutrition International, Inc., a Delaware corporation (the "COMPANY"), will be held at the Company's executive offices located at 2002 South 5070 West, Salt Lake City, Utah, 84104 on November 17, 1999, at 2:00 p.m., local time, for the following purposes:

      1. To elect the Company's Board of Directors;

      2. To approve amendments to the Company's 1997 Equity Participation Plan, as amended (the "EQUITY PLAN"), to:

         o increase the number of shares of the Company's Class A Common Stock available for issuance under the Equity Plan from 2,496,000 to 3,500,000 shares; and

         o increase the maximum number of shares which may be subject to options or awards to any individual in any fiscal year from 300,000 to 600,000 shares; and

      3. To transact such other business as may properly come before the 1999 Annual Meeting or at any adjournments or postponements thereof.

      The Board of Directors of the Company has fixed the close of business on October 15, 1999 as the record date (the "RECORD DATE") for the determination of stockholders entitled to notice of, and to vote at, the 1999 Annual Meeting or any adjournments or postponements thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the 1999 Annual Meeting and any adjournments or postponements thereof.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT AND FOR THE PROPOSAL TO APPROVE THE AMENDMENTS TO THE EQUITY PLAN.

      Whether or not you plan to attend the 1999 Annual Meeting, please complete, sign, date and return promptly the enclosed form of proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                                          By Order of the Board of Directors,


                                          Daniel A. Thomson
                                          SENIOR VICE PRESIDENT, GENERAL
                                          COUNSEL AND SECRETARY

Salt Lake City, Utah
October 21, 1999

                      WEIDER NUTRITION INTERNATIONAL, INC.
                              2002 SOUTH 5070 WEST
                         SALT LAKE CITY, UTAH 84104-4726

                            _________________________

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 17, 1999

                            _________________________


                                  INTRODUCTION

      This proxy statement is furnished to the stockholders of Weider Nutrition International, Inc., a Delaware corporation (the "COMPANY"), in connection with the solicitation of proxies on behalf of the Company's Board of Directors to be voted at the Annual Meeting of Stockholders (the "1999 ANNUAL MEETING") to be held on November 17, 1999 at 2:00 p.m., local time, at the Company's executive offices located at 2002 South 5070 West, Salt Lake City, Utah 84104, or at such other time and place to which the 1999 Annual Meeting may be adjourned, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and Notice of Annual Meeting of Stockholders and the related proxy card are first being mailed to stockholders on or about October 25, 1999.

                                   RECORD DATE

      The Board of Directors has fixed the close of business on October 15, 1999 as the record date (the "RECORD DATE") for the 1999 Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the 1999 Annual Meeting and any adjournments or postponements thereof.

                                     PROXIES

      The proxies named on the enclosed proxy card were appointed by the Board of Directors to vote the shares represented by the proxy card. Upon receipt by the Company of a properly signed and dated proxy card, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not return a signed proxy card, his or her shares cannot be voted by proxy. Stockholders are urged to mark the boxes on the proxy card to show how their shares are to be voted. If a stockholder returns a signed proxy card without marking the boxes, the shares represented by the proxy card will be voted FOR the election of the persons named under "ELECTION OF DIRECTORS" as nominees for election as directors of the Company (each a "NOMINEE" and, collectively, the "NOMINEES") and FOR the proposal to approve the amendments to the Company's 1997 Equity Participation Plan, as amended (the "EQUITY PLAN"), as recommended by the Board of Directors herein and on the proxy card. The proxy card also confers discretionary authority on the proxies to vote on any other matter not presently known to the management that may properly come before the meeting or any adjournment thereof.

      Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same:

      o upon receipt by the Company, before the proxy is voted, of a duly executed proxy bearing a later date;

      o by written notice of revocation to the Secretary of the Company received before the proxy is voted; or

      o by such person(s) voting in person at the 1999 Annual Meeting.

      Duly executed proxies in the form enclosed, unless properly revoked, will be voted at the 1999 Annual Meeting.

      The expenses incidental to the preparation and mailing of this proxy material are being paid by the Company. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. No solicitation currently is planned beyond the mailing of this proxy material to stockholders and to brokerage firms, nominees, custodians and fiduciaries, who may be requested to forward the proxy materials to the beneficial owners of shares held of record by them.

                        VOTING SHARES AND QUORUM REQUIRED

      On the Record Date, the Company had outstanding 9,226,739 shares of Class A Common Stock, par value $.01 per share (the "CLASS A STOCK"), and 15,687,432 shares of Class B Common Stock, par value $.01 per share (the "CLASS B STOCK", and together with the Class A Stock, the "COMMON STOCK"). Holders of Class A Stock on the Record Date (the "CLASS A STOCKHOLDERS") are entitled to one vote per share on all matters submitted to a vote of stockholders and holders of Class B Stock on the Record Date (the "CLASS B STOCKHOLDERS," and together with the Class A Stockholders, the "STOCKHOLDERS") are entitled to ten votes per share on all matters submitted to a vote of stockholders. Thus, an aggregate of 166,101,059 votes (the "VOTING SHARES") may be cast by the Stockholders at the 1999 Annual Meeting.

      The presence in person or by proxy of the holders of a majority of the issued and outstanding Voting Shares entitled to vote at the 1999 Annual Meeting, excluding Common Stock held by the Company, is necessary to constitute a quorum at the 1999 Annual Meeting. "Broker non-votes" (I.E., shares held by brokers or nominees that are represented at the 1999 Annual Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

      The affirmative vote of a plurality of Voting Shares represented in person or by proxy and entitled to vote at the 1999 Annual Meeting is required to elect the directors. The affirmative vote of a majority of the Voting Shares represented and entitled to vote is required to approve the proposal to amend the Equity Plan.

      Pursuant to the laws of the State of Delaware, the inspectors of the election will not count shares represented by proxies that reflect abstentions or broker non-votes as votes cast with respect to the election of directors, and therefore, neither abstentions nor broker non-votes will affect the outcome of the election of the Nominees. With respect to the Equity Plan and any other proposals that properly come before the 1999 Annual Meeting, abstentions with respect to such proposal will have the effect of a vote against such proposal. Broker non-votes, however, will be treated as not entitled to vote and thus unvoted for purposes of determining approval of such proposal. Thus, broker non-votes will not be counted as votes for or against such proposal.

                            MATTERS TO BE VOTED UPON

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      The eight Nominees set forth below have been duly nominated to stand for election as directors of the Company to serve for a term of one year, or until their successors are duly elected and qualified. The Board of Directors recommends a vote FOR each of the Nominees. Each of the Nominees has indicated a willingness to serve as a member of the Board of Directors if elected. If any of the Nominees should become unable or unwilling to serve prior to the 1999 Annual Meeting, the proxy will be voted for a substituted nominee or nominees designated by the Board of Directors. The information provided below with respect to the Nominees is as of the Record Date.

      The Company's Bylaws provide that the Board of Directors will consist of from three to 15 directors. The number of directors is currently fixed at eight. Each of the Company's eight Nominees for election to the Board of Directors is currently serving as a director of the Company and was elected to his present term of office by the stockholders of the Company, except for David J. Gustin and Bruce J. Wood, who were appointed as directors in March 1999 and June 1999, respectively, by the Board pursuant to the Bylaws of the Company. In June 1999 and July 1999, Richard B. Bizzaro and Robert K. Reynolds, respectively, resigned their positions as directors of the Company.

      Directors to be elected at the 1999 Annual Meeting are as follows:

      NAME                          AGE       POSITION
      ----                          ---       --------
      Eric Weider ............       36       Chairman of the Board
      George F. Lengvari .....       57       Vice Chairman of the Board
      Bruce J. Wood ..........       49       Chief Executive Officer, President
      Ronald L. Corey ........       60       Director
      Donald G. Drapkin ......       51       Director
      David J. Gustin ........       48       Director
      Roger H. Kimmel ........       53       Director
      Glenn W. Schaeffer .....       46       Director

      ERIC WEIDER has been a director of the Company since June 1989, Chairman of the Board of Directors since August 1996, and since June 1, 1997 has been President and Chief Executive Officer of Weider Health and Fitness, a major stockholder of the Company. Mr. Weider also serves as a member of the board of directors of a number of public and private companies in the United States and Canada, including Weider Health and Fitness, Enutrition, LLC and Weider Publications, a publisher of health and fitness magazines. Mr. Weider is also the President of the Joe Weider Foundation.

      GEORGE F. LENGVARI has been a director of the Company since August 1996 and serves as Vice Chairman of the Board of Directors. Mr. Lengvari has been Vice Chairman of Weider Health and Fitness since June 1995 and Chairman of Weider Publications U.K. since September 1994. Prior to joining Weider Health and Fitness, Mr. Lengvari was a partner for 22 years in the law firm Lengvari Braman and is currently of counsel to the law firm LaPointe Rosenstein.

      BRUCE J. WOOD has been Chief Executive Officer, President and a director of the Company since June 1999. From January 1998 to December 1998, Mr. Wood was the President and a founder of All Stick Label LLC, a manufacturer of custom pressure sensitive labels. From 1973 to December 1997, Mr. Wood held various management positions with divisions of Nabisco, Inc., a manufacturer and marketer of packaged food, including President and Chief Executive Officer of Nabisco, Ltd., President of Planters Lifesavers Company, and Senior Vice President, Marketing of both Nabisco Biscuit Company and Del Monte USA. Mr. Wood also serves as a director of Payge International Ltd., Montreal, a private company which manufactures injection molded plastic industrial and advertising products.

      RONALD L. COREY has been a director of the Company since August 1996. Mr. Corey served as President of the Club de Hockey Canadien Inc. (the Montreal Canadiens) and the Molson Center Inc. from 1982 through July 1999. In addition, between 1985 and 1989, Mr. Corey held the position of Chairman of the Board and director of the Montreal Port Corporation. Mr. Corey has previously served as director of numerous companies, including Banque Laurentienne, Reno-Depot Inc. and Transamerica Life Companies, an insurance and financial services company.

      DONALD G. DRAPKIN has been a director of the Company since October 1997. Mr. Drapkin has been a director and Vice Chairman of MacAndrews & Forbes Holdings, Inc. and various of its affiliates since March 1987. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom in New York for more than five years. Mr. Drapkin is also a director of Algos Pharmaceutical Corporation, a developer of analgesic and anesthetic drugs, Anthracite Capital, Inc., a financial services company, The Molson Companies Limited, a manufacturer and distributor of Molson products, Nexell Therapeutics Inc., a cell therapy company, Playboy Enterprises, Inc., a publishing and entertainment company, Revlon Consumer Products Corporation, a developer and marketer of cosmetics, Revlon, Inc. and The Warnaco Group, Inc., a designer, manufacturer and marketer of women's apparel.

      DAVID J. GUSTIN has been a director of the Company since March 1999. From March 1999 until June 1999, Mr. Gustin served as Chief Executive Officer and President of the Company. From 1992 to June 1998, Mr. Gustin held various senior management positions within ConAgra, Inc., including President of ConAgra Grocery Products Companies, Hunt-Wesson Grocery Products Companies, LaChoy/Rosarita Company and Orville Redenbacher/ Swiss Miss Company. Prior to joining ConAgra, Inc., Mr. Gustin held various management positions with Frito-Lay, Inc. and General Foods Corporation.

      ROGER H. KIMMEL has been a director of the Company since August 1996. Mr. Kimmel has been a partner at the law firm of Latham & Watkins for more than five years. Mr. Kimmel is also a director of Algos Pharmaceutical Corporation, TSR Wireless, LLC, a provider of wireless messaging products and services, and U.S. Dermatologics, Inc., a pharmaceutical research company.

      GLENN W. SCHAEFFER has been a director of the Company since October 1997. Mr. Schaeffer has been President, Chief Financial Officer and Treasurer of Mandalay Resort Group, an owner and operator of casino-hotel properties, since April 1995 and a member of the Board of Directors of Mandalay since March 1996. Prior to joining Mandalay, Mr. Schaeffer was involved in an executive capacity in the management and operation of Gold Strike Resorts.

VOTE AND RECOMMENDATION

      The affirmative vote of a plurality of the Voting Shares represented in person or by proxy and entitled to vote at the 1999 Annual Meeting is required to elect each Nominee. Neither broker non-votes nor abstentions will be treated as shares entitled to vote with respect to such approval and, thus, neither broker non-votes nor abstentions will affect the outcome of the election of the Nominees (e.g., will not count as votes for or against any Nominee). Unless instructed to the contrary, the shares represented by the proxies will be voted FOR election of each Nominee.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY CARD.


                                   PROPOSAL 2

                    APPROVAL OF AMENDMENTS TO THE EQUITY PLAN

      The 1997 Equity Participation Plan, as amended (the "EQUITY PLAN"), was originally adopted by the Board of Directors on April 1, 1997. The Board of Directors approved amendments to the Equity Plan on September 8, 1998. The Stockholders approved the Equity Plan, as amended, on October 29, 1998 at the 1998 Annual Meeting of Stockholders. On June 1, 1999, the Compensation Committee of the Board of Directors approved an amendment to the Equity Plan, subject to Stockholder approval, setting the maximum number of shares of Class A Stock which may be subject to options or awards to any individual at 600,000. A Stockholder representing in excess of a majority of the outstanding Voting Shares entered into a voting agreement with the Company, pursuant to which the Stockholder agreed to vote in favor of this amendment to the Equity Plan at the 1999 Annual Meeting. On September 27, 1999, the Board of Directors approved an additional amendment to the Equity Plan, subject to Stockholder approval, increasing the maximum number of shares of Class A Stock available for issuance under the Equity Plan from 2,496,000 to 3,500,000 shares, an increase of 1,004,000 shares.

      At the 1999 Annual Meeting, the Stockholders are asked to consider and vote upon the approval of the amendments to the Equity Plan to:

      o set the maximum number of shares which may be subject to options or awards to any individual in any fiscal year at 600,000 shares; and

      o increase the maximum number of shares of Class A Stock available for issuance under the Equity Plan from 2,496,000 to 3,500,000 shares.

REASONS FOR THE AMENDMENTS

      INCREASE IN THE AWARD LIMIT. Under the terms of the Equity Plan as originally adopted by the Board of Directors and approved by the Stockholders, the maximum number of shares which may be subject to options or other awards granted under the Equity Plan (collectively, "AWARDS") to any individual in any fiscal year was limited to 300,000 (the "AWARD LIMIT"). This limit is necessary to ensure that any gain realized upon the exercise of certain options granted under the Equity Plan are deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE"). In connection with the recruitment of a Chief Executive Officer and President of the Company, the Compensation Committee determined that, in order to attract and retain a qualified person to undertake the duties and responsibilities of such positions, the Company would need to grant such person a number of options exceeding the existing Award Limit. Accordingly, in June 1999 the Compensation Committee approved an amendment to the Equity Plan setting the Award Limit at 600,000 shares. In connection with the hiring of Bruce J. Wood, the Company's Chief Executive Officer and President, in June 1999, the Board of Directors granted Mr. Wood an Award of 600,000 options subject to the terms of the Equity Plan and certain vesting and exercise provisions. A Stockholder representing in excess of a majority of the outstanding Voting Shares entered into a voting agreement with the Company, pursuant to which the Stockholder agreed to vote in favor of this amendment to the Equity Plan at the 1999 Annual Meeting.

      INCREASE IN ISSUABLE SHARES. Prior to the Board of Director's September 1999 action, the Equity Plan provided that the maximum number of shares of Class A Stock which may be subject to options or other awards granted under the Equity Plan may not exceed 2,496,000. As of the Record Date, only approximately 424,567 shares of Class A Stock were available for issuance under the Equity Plan. The principal purposes of the Equity Plan are to attract and retain qualified personnel by providing incentives to officers, employees and consultants of the Company through the granting of Awards, thereby stimulating their personal and active interest in the Company's development and financial success and inducing them to remain in the Company's employ. The Board of Directors believes that it is necessary and in the best interests of the Company and its stockholders to increase the maximum number of shares issuable under the Equity Plan so that the Company can continue to retain its key officers, employees and consultants and attract qualified individuals to join the Company.

DESCRIPTION OF THE 1997 EQUITY PARTICIPATION PLAN

      The following is a summary of the material terms of the Equity Plan, as proposed to be amended.

      ADMINISTRATION. The Compensation Committee administers the Equity Plan with respect to grants to employees or consultants of the Company and the full Board of Directors administers the Equity Plan with respect to options granted to Independent Directors. Subject to the terms and conditions of the Equity Plan, the Compensation Committee has the authority to select the employees and consultants to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof (including exercisability and vesting), and to make all other determinations and to take all other actions necessary or advisable for the administration of the Equity Plan with respect to grants or awards made to employees or consultants. The Compensation Committee (and the Board of Directors) is also authorized to adopt, amend and rescind rules relating to the administration of the Equity Plan.

      ELIGIBILITY. Options, stock appreciation rights, restricted stock and other Awards under the Equity Plan may be granted to individuals who are employees or consultants of the Company (or any Subsidiary) selected by the Compensation Committee for participation in the Equity Plan. In addition, the Equity Plan provides for automatic grants of non-qualified stock options to Independent Directors. The maximum number of shares which may be subject to Awards granted under the Equity Plan, as proposed to be amended, to any individual in any fiscal year of the Company cannot exceed 600,000.

      INDEPENDENT DIRECTORS. The Equity Plan provides for (i) grants of non-qualified stock options to purchase 20,000 shares of Class A Stock to each Independent Director at the time of appointment or election to the Board of Directors (the date of the Company's initial public offering with respect to Independent Directors then serving as such), and (ii) subject to the Independent Director's continuing service as such, grants of non-qualified stock options to purchase 7,000 shares of Class A Stock to each Independent Director upon the date of each annual meeting of the Company's stockholders that follows the first anniversary of the initial grant. The exercise price of options granted to Independent Directors is the fair market value of a share of Class A Stock on the date of grant. Options granted to Independent Directors prior to July 22, 1998 are exercisable in equal annual installments on each of the first five anniversaries of the date of the grant so long as the Independent Director continues to serve as a director of the Company; options granted to Independent Directors after such date shall become exercisable in equal annual installments on each of the first three anniversaries of the date of the grant so long as the Independent Director continues to serve as a director of the Company; provided, however, to the extent permitted by Rule 16b-3, the Board of Directors may accelerate the exercisability of options upon the occurrence of certain specified extraordinary corporate transactions or events. No portion of an option granted to any Independent Director shall be exercisable after the eighth anniversary of the date of grant, and in the event of the Independent Director's earlier termination of directorship, his or her options shall expire 60 days after such termination of directorship; provided, however, that if the termination of directorship is by reason of death or disability, his or her options shall not expire until the first anniversary of such termination of directorship.

      AWARDS UNDER THE EQUITY PLAN. Each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award.

      NONQUALIFIED STOCK OPTIONS ("NQSOs"). NQSOs provide for the right to purchase Class A Stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code, may be less than fair market value on the date of grant (but not less than par value), and usually become exercisable (as determined by the Compensation Committee) in one or more installments after the grant date, subject to the participant's continued employment with the Company and/or subject to the satisfaction of individual or Company performance targets established by the Compensation Committee. NQSOs may be granted for any term (not exceeding eight years) specified by the Compensation Committee.

      INCENTIVE STOCK OPTIONS ("ISOs"). ISOs are designed to comply with certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Class A Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the Optionee's termination of employment; but may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the Equity Plan provides that the exercise price must be at least 110% of the fair market value of a share of Class A Stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant. Subject to certain Code limitations, ISOs become exercisable as determined by the Compensation Committee.

      RESTRICTED STOCK. Restricted Stock may be sold to employees and consultants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Compensation Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the specified conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, have voting rights and receive dividends prior to the time when the restrictions lapse.

      DEFERRED STOCK. Deferred Stock may be awarded to employees and consultants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Compensation Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

      STOCK APPRECIATION RIGHTS ("SARs"). SARs may be granted to employees and consultants in connection with stock options or other Awards, or separately. SARs granted in connection with stock options or other Awards typically provide for payments to the holder based upon increases in the price of the Company's Class A Stock over the exercise price of the related option or other Award, but alternatively may be based upon criteria such as book value. Except as required by Section 162(m) of the Code with respect to an SAR intended to qualify as performance-based compensation, there are no restrictions specified in the Equity Plan on the amount of gain realizable from the exercise of SARs, although restrictions may be imposed by the Compensation Committee in the SAR agreements. The Compensation Committee may elect to pay SARs in cash or in Class A Stock or in a combination of both.

      DIVIDEND EQUIVALENTS. Dividend Equivalents represent the value of the dividends per share paid on Class A Stock and may be granted to employees and consultants in connection with any number of shares subject to another Award (such as an option or SAR) held by such individual. The Compensation Committee may elect to pay Dividend Equivalents in cash or in Class A Stock or in a combination of both.

      PERFORMANCE AWARDS. Performance Awards may be granted by the Compensation Committee to employees and consultants on an individual or group basis. Generally, these Awards will be based upon specific performance targets and may be paid in cash or in Class A Stock or in a combination of both. The value of Performance Awards may be linked to market value, book value, net profits or other measure of the value of Class A Stock, or other performance criteria over a predetermined period.

      STOCK PAYMENTS. Stock payments may be awarded by the Compensation Committee to employees and consultants in the form of shares of Class A Stock or an option or other right to purchase Class A Stock as part of a deferred compensation arrangement or otherwise in lieu of or in addition to all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee or consultant.

OPTIONS GRANTED UNDER EQUITY PLAN SUBJECT TO STOCKHOLDER APPROVAL OF AMENDMENTS

      On June 3, 1999, the Compensation Committee awarded 600,000 options to Bruce J. Wood, the President and Chief Executive Officer of the Company, pursuant to the terms of his employment agreement. No other Awards were granted subject to stockholder approval of the amendments to the Equity Plan.

FEDERAL INCOME TAX CONSEQUENCES

      The tax consequences of the Equity Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the Equity Plan, and is intended for general information only. In addition, the tax consequences described below are subject to the limitation of the 1993 Omnibus Budget Reconciliation Act ("OBRA"), as discussed in further detail below. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

      NONQUALIFIED STOCK OPTIONS. For United States income tax purposes, the recipient of NQSOs granted under the Equity Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NQSOs the optionee will realize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. An optionee's basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO.

      INCENTIVE STOCK OPTIONS. There is no taxable income to an employee when an ISO is granted to him or when that option is exercised; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an "item of tax preference" for the optionee. Gain realized by an optionee upon sale of stock issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to the Company, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. In such event the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed at ordinary income rates, and the Company will be entitled to a deduction to the extent the employee must recognize ordinary income. An ISO exercised more than three months after an optionee's retirement from employment, other than by reason of death or disability, will be taxed as an NQSO, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

      RESTRICTED STOCK AND DEFERRED STOCK. An employee to whom restricted or deferred stock is issued will not have taxable income upon issuance and the Company will not then be entitled to a deduction, unless, in the case of restricted stock, an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by the Company, the employee will realize ordinary income and the Company will be entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price therefor. Similarly, when deferred stock vests and is issued to the employee, the employee will realize ordinary income and the Company will be entitled to a deduction in an amount equal to the fair market value of the shares at the date of issuance. If an election is made under
Section 83(b) with respect to restricted stock, the employee will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price therefor and the Company will be entitled to a deduction in the same amount. The Code does not permit a Section 83(b) election to be made with respect to deferred stock.

      STOCK APPRECIATION RIGHTS. No taxable income is realized upon the receipt of an SAR, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. The Company will be entitled to a deduction for compensation paid in the same amount which the recipient realized as ordinary income.

      DIVIDEND EQUIVALENTS. A recipient of a dividend equivalent award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

      PERFORMANCE AWARDS. A participant who has been granted a performance award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or Common Stock, the participant will have ordinary income, and the Company will be entitled to a corresponding deduction.

      STOCK PAYMENTS. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will be taxed as if the cash payment has been received, and the Company will have a deduction in the same amount.

      DEFERRED COMPENSATION. Participants who defer compensation generally will recognize no income, gain or loss for federal income tax purposes when NQSOs are granted in lieu of amounts otherwise payable, and the Company will not be entitled to a deduction at that time. When and to the extent options are exercised, the ordinary rules regarding nonqualified stock options outlined above will apply.

      EFFECT OF 1993 OMNIBUS BUDGET RECONCILIATION ACT ON THE AMENDED PLAN. Under OBRA, which became law in August 1993, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid in 1996 and thereafter) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under OBRA, the deduction limit does not apply to certain "performance-based" compensation established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the performance-based exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

      The Company's policy is generally to design its compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance-based." Accordingly, the Board of Directors is asking stockholders to approve the amendments to the Equity Plan in compliance with OBRA requirements.

VOTE AND RECOMMENDATION

      The affirmative vote of holders of a majority of the Voting Shares present or represented at the Meeting and entitled to vote at the 1999 Annual Meeting is required to approve this Proposal 2. Broker non-votes will be treated as not entitled to vote with respect to such approval and, thus, unvoted for purposes of determining approval of this Proposal 2 (i.e.., will not count as a vote for or against the proposal). Abstentions, however, will have the effect of a vote against this Proposal 2. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR this Proposal 2.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE EQUITY PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE AMENDMENTS TO THE EQUITY PLAN UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY CARD.

                  VOTING SECURITIES AND CERTAIN HOLDERS THEREOF

      The following table sets forth, as of the Record Date, the amount and percentage of the outstanding shares of the Common Stock which, according to the information supplied to the Company, are beneficially owned by:

      o each of the current directors of the Company (all of whom are Nominees for re-election);

      o each of the Named Officers (as defined on page 11);

      o all current directors and executive officers of the Company as a group; and

      o each person or entity who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock.

      Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed has sole voting and sole investment power with respect to the shares which are deemed beneficially owned by such person or entity.

                                                                  SHARES BENEFICIALLY OWNED (1)
                                                       ---------------------------------------------------
                                                           NUMBER OF SHARES                  PERCENT         PERCENT OF
                                                       -----------------------        --------------------     TOTAL
                                                       CLASS A         CLASS B        CLASS A      CLASS B     VOTING
NAME OF BENEFICIAL OWNER                               STOCK(2)         STOCK          STOCK        STOCK      SHARES
------------------------                               -------         -------        -------      -------    -------
DIRECTORS AND NAMED OFFICERS:
  Eric Weider (3) ...............................        3,600               0              *            0          *
  Bruce J. Wood .................................            0               0              0            0          0
  Ronald L. Corey ...............................       67,760               0              *            0          *
  Donald G. Drapkin .............................       14,333               0              *            0          *
  David J. Gustin ...............................            0               0              0            0          0
  Roger H. Kimmel (4) ...........................       12,333               0              *            0          *
  George F. Lengvari (5) ........................            0               0              0            0          0
  Glenn W. Schaeffer ............................       12,333               0              *            0          *
  Richard B. Bizzaro ............................      499,078               0            5.4            0          *
  Robert K. Reynolds ............................      420,530               0            4.5            0          *
  Richard A. Blair ..............................      126,222               0            1.4            0          *
  Stephen D. Young (6) ..........................       90,815               0            1.0            0          *
  Directors and executive officers as a
   group (13 persons)(3)(4)(5)(7) ...............      234,764               0            2.5            0          *

OTHER PRINCIPAL STOCKHOLDERS:
  Weider Health and Fitness (8) .................            0      15,687,432              0          100       94.4
   21100 Erwin Street
   Woodland Hills, CA 91367
  SAFECO Corporation (9) ........................      927,200               0           10.0            0          *
   601 Union Street, Suite 2500
   Seattle, WA 98101
  AMVESCAP PLC (10) .............................      501,800               0            5.4            0          *
   11 Devonshire Square
   London EC2M 4YR, England
  Wellington Management Company, LLP (11) .......      746,400               0            8.1            0          *
   75 State Street
   Boston, MA 02109
  The TCW Group, Inc. (12) ......................      581,000               0            6.3            0          *
   865 South Figueroa Street
   Los Angeles, CA 90017

---------------
*  Represents less than 1%.

(1) Except for information based on Schedules 13G, as indicated in the footnotes hereto, beneficial ownership is stated as of the Record Date, and includes shares exercisable within 60 days of the Record Date held by each person, as if such shares were outstanding on the Record Date.

(2)  Includes 10,333, 10,333, 10,333, 10,333, 90,000, 44,000, 36,000 and 110,332
     shares of Class A Stock which may be purchased upon the exercise of stock options by Messrs. Corey, Drapkin, Kimmel, Schaeffer, Reynolds, Blair and Young and all current directors and executive officers as a group, respectively.

(3) Does not include 15,687,432 shares of Class B Stock held by Weider Health and Fitness. Mr. Weider is President and Chief Executive Officer of Weider Health and Fitness. Mr. Weider disclaims beneficial ownership of such shares.

(4) Does not include 2,000 shares of Class A Stock held in trust for the benefit of the children of Mr. Kimmel, as to which shares Mr. Kimmel has neither the power of disposition nor the power to vote. Mr. Kimmel disclaims beneficial ownership of such shares.

(5) Does not include 222,426 shares of Class A Stock held by Bayonne Settlement, a trust organized under the laws of Jersey (U.K.), of which family members of George F. Lengvari are included among the beneficiaries. Bayonne Settlement is administered by an independent trustee and Mr. Lengvari has neither the power of disposition nor the power to vote the shares. Mr. Lengvari disclaims beneficial ownership of such shares.

(6)  Excludes 27,407 shares of unvested restricted stock.

(7) Does not include shares held by Messrs. Bizzaro, Reynolds or Blair, who, as of the Record Date, no longer serve as executive officers or directors of the Company.

(8)  Based on Schedule 13G filed on July 9, 1997 by Weider Health and Fitness.

(9) Based on Schedule 13G filed on October 8, 1999 by SAFECO Corp. SAFECO Common Stock Trust, an entity affiliated with SAFECO Corporation, beneficially owns 560,040 of these shares of Class A Stock. SAFECO Common Stock Trust has shared power to vote and dispose of such shares. SAFECO Asset Management Company, a subsidiary of SAFECO Corporation, beneficially owns 927,200 shares of Class A Stock as a result of its affiliation with SAFECO Corporation and certain registered investment companies for which SAFECO Asset Management Company serves as investment adviser. SAFECO Asset Management Company has shared power to vote and dispose of such shares.

(10) Based on Schedule 13G/A filed on October 9, 1998 by AMVESCAP PLC. Each of AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisers, Inc. and INVESCO (NY) Asset Management, Inc. beneficially own an aggregate of 501,800 shares of Class A Stock and have shared power to vote and dispose of such shares.

(11) Based on Schedule 13G/A filed on February 10, 1999 by Wellington Management Company, LLP.

(12) Based on Schedule 13G/A filed on February 12, 1999 by The TCW Group, Inc. Through his affiliation with The TCW Group, Inc., Robert Day beneficially owns 581,000 shares of Class A Stock. Mr. Day has shared power to vote and dispose these shares.


                        EXECUTIVE OFFICERS OF THE COMPANY

      The following table set forth the names, ages and titles of executive officers of the Company as of the Record Date.

     NAME              AGE       POSITION
     ----              ---       --------
Bruce J. Wood           49       Chief Executive Officer, President and Director
Jerome J. Bock          59       Executive Vice President-- Operations
Stephen D. Young        46       Executive Vice President -- International
Joseph W. Baty          43       Senior Vice President-- Finance
James P. Lacey          40       Senior Vice President-- Sales
Daniel A. Thomson       35       Senior Vice President -- Legal Affairs, General
                                 Counsel and Secretary

      David J. Gustin, the former President and Chief Executive Officer of the Company, resigned from his service as an officer of the Company effective June 2, 1999. However, Mr. Gustin remains a member of the Company's Board of Directors and is a Nominee for re-election. See "PROPOSAL--ELECTION OF DIRECTORS."

      Richard A. Blair served as an executive officer of the Company until July 26, 1999. Richard B. Bizzaro, a former President and Chief Executive Officer of the Company, and Robert K. Reynolds, the former Chief Operating Office and Executive Vice President of the Company, both resigned from the employ of the Company effective October 8, 1998 and July 15, 1999, respectively, and are no longer affiliated with the Company.

      Set forth below are descriptions of the backgrounds of the current executive officers of the Company. For a description of the background of Mr. Wood, see "PROPOSAL 1--ELECTION OF DIRECTORS." The Company is not aware of any family relationships among any of its directors and executive officers.

      JEROME J. BOCK has served as Executive Vice President--Operations of the Company since July 1999. Prior to joining the Company, Mr. Bock served as Vice President of Operations for the Hunt-Wesson Division of ConAgra, Inc. from 1993 to February 1999. From 1990 to 1993, Mr. Bock was the President of the Rolling Pin Business Unit of Shato Holdings, Inc., an investment holding company. From 1962 to 1989, Mr. Bock held various operations and management positions with The Pillsbury Company, a manufacturer and distributor of grocery products.

      STEPHEN D. YOUNG has served as an Executive Vice President--International of the Company since July 1999. From January 1994 to July 1999, Mr. Young served as an Executive Vice President and the Chief Financial Officer of the Company. Prior to joining the Company in 1993, Mr. Young served as Vice President Finance at First Health Strategies, a health care cost management company, which he joined in 1983. Mr. Young is a certified public accountant.

      JOSEPH W. BATY has served as Senior Vice President--Finance of the Company since January 1997. Prior to joining the Company, Mr. Baty was a partner at KPMG LLP, an accounting firm, which he joined in 1984. Mr. Baty is a certified public accountant.

      JAMES P. LACEY has served as Senior Vice President--Sales of the Company since July 1999. From January 1998 to July 1999, Mr. Lacey served as Chief Operating Officer of Everlast Nutritional Products, a marketer of sports nutrition products. From July 1996 to December 1997, Mr. Lacey was Vice President of Sales at Powerbar, Inc., a manufacturer and distributor of energy and protein bars. Prior to joining Powerbar, Mr. Lacey held various sales, marketing and management positions from 1982 to 1996 with Oral B Laboratories, a manufacturer and distributor of consumer dental products, Nestle Food Corporation, a U.S. subsidiary of Nestle S.A., a manufacturer of food, pharmaceutical, dermatological and cosmetic products, Carnation Company, a U.S. subsidiary of Nestle S.A., and SmithKline Beecham, a manufacturer of consumer products.

      DANIEL A. THOMSON has served as Senior Vice President--Legal Affairs and General Counsel of the Company since July 1998 and Secretary since July 1999. Prior to joining the Company, Mr. Thomson was in private law practice from 1993 to July 1998 in the corporate and securities departments of Latham & Watkins and LeBoeuf, Lamb, Greene & MacRae. Mr. Thomson, a certified public accountant, was an accountant and consultant with the firm of Price Waterhouse LLP from 1988 to 1990.

                             EXECUTIVE COMPENSATION

      The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended May 31, 1999, 1998, and 1997 of those persons who were either:

      o the chief executive officer during the last completed fiscal year; or

      o each of the Company's other most highly compensated executive officers as of the end of the last completed fiscal year whose annual salary and bonuses exceeded $100,000 (collectively, the "NAMED OFFICERS").

                                                    SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                                               --------------------------------------     ---------------------------------------
                                                                              OTHER                       AWARDS
                                                                              ANNUAL      RESTRICTED     OF STOCK       ALL OTHER
                                                                             COMPEN-         STOCK        OPTIONS        COMPEN-
NAME AND PRINCIPAL POSITION            YEAR     SALARY          BONUS       SATION(1)      AWARDS(2)     (SHARES)       SATION(3)
---------------------------            ----    --------       --------      ---------     ----------     --------       ---------
David J. Gustin(4)..................   1999    $120,000       $120,000      $       0      $       0      750,000        $      0
Chief Executive Officer and
President

Richard B. Bizzaro (5) .............   1999     123,956              0              0              0        7,000         310,417
  Chief Executive Officer              1998     325,000        140,000              0              0            0           4,000
  and President                        1997     300,000        356,146      1,363,000      5,452,092      220,000           4,000

Robert K. Reynolds (6) .............   1999     275,000              0              0              0       90,000           4,000
  Chief Operating Officer, Executive   1998     250,000        125,000              0              0            0           4,000
  Vice President and Secretary         1997     230,000        237,430        909,000      3,634,730      120,000           4,000

Richard A. Blair (7) ...............   1999     225,000         25,000              0              0       60,000           4,000
  Executive Vice President - Sales     1998     210,000         55,000              0              0            0           4,000
                                       1997     175,000        118,715        172,000        904,442       80,000           4,000

Stephen D. Young ...................   1999     185,000              0              0              0       20,000           4,000
  Executive Vice President -           1998     165,000         45,000              0              0            0           4,000
  Operations and Chief Financial       1997     133,333        106,844        172,000        904,442       80,000           4,000
  Officer

-----------------
(1) Represents cash payments made pursuant to management incentive agreements (the "MANAGEMENT INCENTIVE AGREEMENTS") existing at the time of the Company's initial public offering in 1997 (the "IPO"). Pursuant to the terms of the Management Incentive Agreements, certain employees of the Company were granted performance units ("PERFORMANCE UNITS") as incentive compensation, which entitled the recipients to a cash payment or, at the option of the Company, shares of Class A Stock upon the conversion of the vested Performance Units upon consummation of the IPO. The unvested Performance Units at the time of the Company's IPO were converted into Class A Restricted Stock (See footnote 2).

(2) At May 31, 1999, Mr. Young held 27,407 shares of unvested Class A Restricted Stock, valued at approximately $143,887. The Class A Restricted Stock was issued at the time of the Company's IPO upon conversion of unvested Performance Units pursuant to the Management Incentive Agreements, and vests 20% per year. See footnote 1 above and "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS--MANAGEMENT INCENTIVE AGREEMENTS."

(3) Represents matching contributions by the Company under the Company's 401(k) plan in fiscal 1999. Also includes separation payments in the aggregate amount of $306,417 for Mr. Bizzaro. Excludes separation payments of $654,750, $931,000 and $300,000 for Messrs. Bizzaro, Reynolds and Gustin, which are payable in future fiscal years.

(4) Mr. Gustin became President and Chief Executive Officer of the Company effective March 1, 1999 and resigned from the employ of the Company effective June 2, 1999. Includes all compensation paid to Mr. Gustin from March 1, 1999 through May 31, 1999. In connection with his resignation, Mr. Gustin and the Company entered into an agreement pursuant to which Mr. Gustin is entitled to a payment of $300,000. Mr. Gustin remains a member of the Board of Directors of the Company. All 750,000 options granted to Mr. Gustin were cancelled in connection with his resignation.

(5) Mr. Bizzaro resigned from the employ of the Company effective October 8, 1998. His compensation for fiscal 1999 includes compensation paid to him through such date.

(6) Mr. Reynolds resigned from the employ of the Company effective July 15, 1999.

(7) As of July 1999, Mr. Blair no longer serves as an executive officer of the Company.


      The following table sets forth certain information with respect to grants of options to purchase shares of Class A Stock under the Equity Plan to the Named Officers during fiscal year 1999.

                                   OPTION GRANTS IN FISCAL YEAR 1999(1)


                                        PERCENTAGE                                   POTENTIAL REALIZABLE VALUE
                                         OF TOTAL                                      AT ASSUMED ANNUAL RATES
                                          OPTIONS                                          OF STOCK PRICE
                                        GRANTED TO    EXERCISE OR                           APPRECIATION
                              OPTIONS    EMPLOYEES        BASE                            FOR OPTION TERM(2)
                              GRANTED    IN FISCAL     PRICE PER      EXPIRATION     --------------------------
NAME                         (SHARES)      YEAR          SHARE           DATE            5%              10%
----                         --------   ----------    -----------     ----------     ----------      ----------

David J. Gustin(3)......      750,000         54.9%      $  6.375        2/10/07     $1,036,231      $3,659,131
Richard B. Bizzaro......        7,000            *       $ 5.0625       10/29/06         18,859          43,339
Robert K. Reynolds......       50,000          3.7       $ 4.9375        11/2/06        140,957         315,817
                               40,000          2.9       $  5.750       12/11/06         80,266         220,154
Richard A. Blair........       20,000          1.5       $ 4.9375        11/2/06         56,383         126,327
                               40,000          2.9       $  5.750       12/11/06         80,266         220,154
Stephen D. Young........       20,000          1.5       $  5.750       12/11/06         40,133         110,077

---------------
*  Represents less than 1%.

(1) All options were granted under the Equity Plan and become exercisable in five equal annual installments beginning on the first anniversary date of grant, except that Mr. Gustin's options become exercisable in three equal annual installments. Under the terms of the Equity Plan, the Compensation Committee retains discretion, subject to certain restrictions, to modify the terms of outstanding options and to reprice outstanding options. Options are granted for a term of eight years, subject to earlier termination in certain events. The exercise price is equal to the closing price of the Common Stock on The New York Stock Exchange on the date of grant.

(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent upon the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date the of this Proxy Statement other than the columns reflecting assumed rates of appreciation of 5% and 10%.

(3) Each of the options awarded to Mr. Gustin by the Company were cancelled in connection with his resignation on June 2, 1999.

      The table below sets forth certain information with respect to the unexercised options to purchase shares of Common Stock held by the Named Officers as of May 31, 1999. No Named Officer exercised any options during fiscal 1999.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                          NUMBER OF SECURITIES UNDELYING      VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS AS OF     IN-THE-MONEY OPTIONS AS OF
                                   MAY 31, 1999                  MAY 31, 1999(1)
                            ---------------------------   ---------------------------
NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   -------------   -----------   -------------
David J. Gustin(2) .........       0            750,000             0               0
Richard B. Bizzaro .........   2,333                  0           438               0
Robert K. Reynolds .........  58,000            152,000             0               0
Richard A. Blair ...........   4,000             56,000         1,250               0
Stephen D. Young ...........       0            100,000             0               0

----------------------------
(1) Based on the closing price of the Class A Stock on the New York Stock Exchange on May 28, 1999 ($5.25), the last trading day of the Class A Stock in fiscal 1999, minus the exercise price of the option.

(2) Each of the options awarded to Mr. Gustin by the Company were cancelled in connection with his resignation on June 2, 1999.

EMPLOYMENT AND SEPARATION AGREEMENTS

      The Company entered into employment agreements with each of Messrs. Blair and Young in June 1994. Mr. Blair's employment agreement was subsequently amended. Messrs. Blair and Young are entitled to annual bonuses in an amount based upon the annual performance and profitability of the Company. In addition, under their employment agreements, Messrs. Blair and Young are entitled to certain severance benefits in the event they are terminated by the Company. In the event Mr. Blair's employment is terminated by the Company without cause or by Mr. Blair upon a breach of the employment agreement by the Company, he is entitled to a severance payment in an amount equal to 100% of the base salary and bonus he received during the 24 months immediately preceding his termination. In the event Mr. Young is terminated, or his employment ceases, for any reason other than cause, death, incapacity or resignation, he is entitled to a severance payment in an amount equal to a minimum of 100% of the base salary he received during the nine months immediately preceding his termination, and a maximum of 100% of the base salary he received during the 12 months immediately preceding his termination. If Mr. Young is terminated due to incapacity, he is entitled to 50% of the total compensation he received during the nine months immediately preceding his termination.

      In connection with their resignation of employment with the Company, the Company entered into a separation agreement with each of Messrs. Bizzaro and Reynolds on October 8, 1998, and July 15, 1999, respectively. Under their separation agreements, Messrs. Bizzaro and Reynolds are entitled to separation payments in an aggregate amount of $965,167 and $931,000, respectively. Of the 227,000 stock options granted to Mr. Bizzaro, 2,333 were exercised and the remaining options were cancelled. As of the Record Date, Mr. Reynolds has the right to exercise 90,000 stock options granted to him during his employment. The separation agreements supplement the employment agreements with these executives which contain customary general release and confidentiality provisions. Mr. Reynolds' employment agreement also provides that a portion of certain loans made to him by the Company in connection with his purchase of Class A Restricted Stock may be forgiven by the Company depending upon the performance of the Class A Stock. See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS--MANAGEMENT INCENTIVE AGREEMENTS." In addition, so long as he is indebted to the Company for at least $100,000, Mr. Reynolds has the right to cause the Company to repurchase some or all of the Class A Stock held by him at a purchase price equal to the then market price of the Class A Stock.

DIRECTOR COMPENSATION

      Members of the Board of Directors who are not employees of the Company or any subsidiary or parent corporation of the Company (the "INDEPENDENT DIRECTORS") receive an annual fee of $12,000. In addition to the annual fee, effective July 26, 1999, each Independent Director is entitled to receive $1,500 for each Board meeting attended and $500 for each committee meeting attended on a day the Board is not otherwise meeting. The Company will also reimburse all directors for their reasonable expenses incurred in connection with their activities as directors of the Company. Each Independent Director receives options to purchase 20,000 shares of Class A Stock upon appointment or election to the Board of Directors and options to purchase 7,000 shares of Class A Stock upon each annual meeting of the Company's stockholders following the first anniversary of the date of appointment or election to the Board of Directors, provided the Independent Director is then still serving as a director of the Company. Messrs. Corey, Drapkin, Gustin, Kimmel and Schaeffer are currently Independent Directors of the Company. Directors who are not Independent Directors receive no compensation for serving on the Board of Directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      From June 1, 1998 to August 14, 1999, Eric Weider, Roger H. Kimmel and George F. Lengvari were members of the Compensation Committee of the Board of Directors. Effective August 15, 1999, Glenn W. Schaeffer and Ronald L. Corey were appointed as the entire membership of the Compensation Committee. Messrs. Schaeffer and Corey are not employees of, or otherwise affiliated with (other than in their capacity as director), the Company.

      Pursuant to a sublicense agreement dated December 1, 1996 with Mariz Gestao E Investimentos Limitada ("Mariz"), the Company obtained the exclusive worldwide right to use the Weider name and trademarks, except in the following countries: the United States, Canada, Mexico, Spain, Australia, New Zealand, Japan and South Africa. Mariz is a company incorporated under the laws of Portugal and owned by a trust of which the family members of George F. Lengvari, a director of the Company, are included among the beneficiaries. Mariz obtained its exclusive international rights to use the Weider name and trademarks pursuant to a license agreement, effective June 1, 1994, among Mariz and Joe Weider, Ben Weider, Weider Sports Equipment and Weider Health and Fitness. Pursuant to the license agreement with Mariz, the Company is required to make annual royalty payments to Mariz commencing on December 1, 1998 on sales of the Company's brands in existence on December 1, 1996 in countries covered by the agreement. In addition, the sublicense agreement with Mariz includes an irrevocable buy-out option exercisable by the Company after May 31, 2002 for a purchase price equal to the greater of $7.0 million or 6.5 times the aggregate royalties paid by the Company in the fiscal year immediately preceding the date of the exercise of the option. In fiscal 1999, the Company made royalty payments to Mariz totaling approximately $196,000.

      Latham & Watkins, of which Roger H. Kimmel, a director of the Company, is a partner, performed legal services for the Company during the fiscal year ended May 31, 1999.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      From June 1, 1998 to August 14, 1999, the Compensation Committee of the Board of Directors (the "COMPENSATION COMMITTEE") was comprised of Eric Weider, Roger H. Kimmel and George F. Lengvari. Effective August 15, 1999, Glenn W. Schaeffer and Ronald L. Corey comprise the entire membership of the Compensation Committee. The Committee provides guidance and overview for all executive compensation and benefit programs, including basic strategies and policies. The Committee evaluates the performance of the executive officers and determines their compensation levels in terms of salary, bonuses, stock options and other benefits, all subject to approval of the Board of Directors. In accordance with rules established by the Commission, the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the Named Officers. The Compensation Committee has prepared the following report for inclusion herein.

      COMPENSATION POLICY AND COMPANY PERFORMANCE. The executive compensation program's overall objective is to reward and retain executives with the level of talent and ability required to prudently guide the Company's growth, maximize the link between executive and stockholder interests through a stock option plan, recognize individual contributions as well as overall business results and maintain the Company's position as a leader in the nutritional supplements market. To achieve these objectives, the Company has developed an overall compensation strategy and specific compensation plans that tie a substantial portion of an executive's compensation to performance.

      The key elements of the Company's compensation program consist of fixed compensation in the form of base salary and variable compensation in the forms of bonus payments and stock option awards under the Equity Plan. An executive's annual base salary represents the fixed component of such executive's total compensation and variable compensation is intended to comprise a substantial portion of an executive's total annual compensation. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to the Company's Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the programs described below.

      BASE SALARIES. A competitive base salary is necessary to the development and retention of capable management and is consistent with the Company's long-term goals. Base salaries for executives are determined based upon the Compensation Committee's evaluation of the responsibilities of the position held and the experience of the individual, and by reference to historical levels of salary paid by the Company and general economic conditions.

      BONUS PAYMENTS. Targeted cash bonus payments are awarded to executives in recognition of contributions to the business during the prior year. An executive's contributions to the business are measured, in part, by his or her success in meeting certain goals established by such executive and the Compensation Committee in consultation with the Chief Executive Officer. The aggregate amount of the bonuses awarded in any calendar year is determined by reference to the terms of the executive employment agreements, the Company's competitive position, assessment of progress in attaining long-term goals and business performance considerations.

      The specific cash bonus an executive receives is dependent on individual performance and level of responsibility. Assessment of an individual's relative performance is made annually based on a number of factors, including initiative, business judgment, knowledge of the industry and management skills.

      AWARDS UNDER THE EQUITY PLAN. The other principal component of executives' compensation is stock options, which are intended as a tool to attract, provide incentive to and retain those executives who make the greatest contribution to the business, and who can have the greatest effect on the long-term profitability of the Company. The exercise price of the stock options is set at a price equal to the market price of the Class A Stock at the time of the grant. The options therefore do not have any value to the executive unless the market price of the Class A Stock rises. The Compensation Committee believes that these stock options more closely align the executives' interests with those of its stockholders, and focus management on building profitability and long-term stockholder value.

      POLICY ON THE DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE"), limits a public company's federal income tax deduction for compensation paid in excess of $1,000,000 to any of its five most highly compensated executive officers. However, certain performance-based compensation, including awards of stock options, is excluded from the $1,000,000 limit if specific requirements are met.

      While the tax impact of any compensation arrangement is one factor which is considered by the Compensation Committee, such impact is evaluated in light of the compensation policies discussed above. The Compensation Committee's compensation determinations have generally been designed to maximize the Company's federal income tax deduction for possible application in future years. However, from time to time compensation may be awarded which is not fully deductible if it is determined that such award is consistent with the overall design of the compensation program and in the best interests of the Company and its stockholders.

      CHIEF EXECUTIVE OFFICER COMPENSATION. The salaries of Messrs. Bizzaro and Gustin were determined based upon their respective employment agreements and the competitive salary framework described under "--BASE SALARIES" above. The minimum base salary and annual increases set forth in Messrs. Bizzaro's and Gustin's employment agreements were determined based on the Board of Directors' judgment concerning their individual contributions to the business, level of responsibility and career experience. Although none of these factors were given a specific weight, primary consideration was given, in the case of Mr. Bizzaro, to his individual contributions to the business, and, in the case of Mr. Gustin, to his level of responsibility and career experience. No particular formulas or measures were used.

      The Company entered into an employment agreement with Bruce J. Wood, its current Chief Executive Officer and President, on June 3, 1999. Pursuant to his employment agreement, the Company granted Mr. Wood stock options exercisable for 600,000 shares of Class A Stock and agreed to pay Mr. Wood an annual base salary of $400,000. For the fiscal year ended May 31, 2000, Mr. Wood is guaranteed a bonus at least equal to his base salary.

      CONCLUSION. The Company has had, and continues to have, an appropriate and competitive compensation program. The balance of a competitive base salary, bonus payments and significant emphasis on long-term incentives is a foundation designed to build stability and to support the Company's continued growth. This report is submitted by the members of the Compensation Committee.


Date:  August 14, 1999                         The Compensation Committee of the
                                               Board of Directors

                                               Eric Weider
                                               Roger H. Kimmel
                                               George F. Lengvari

      THE PRECEDING "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION" AND THE "STOCK PERFORMANCE CHART" THAT APPEARS IMMEDIATELY HEREAFTER SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENTS SO FILED.

STOCK PERFORMANCE CHART

      As part of the executive compensation information presented herein, the Commission requires a comparison of stock performance for the Company with stock performance of a broad equity market index and an appropriate industry index. The following chart compares the cumulative total stockholder return on the Class A Stock during the period from May 1, 1997 to May 31, 1999 (the Company's fiscal year end) with the cumulative total return on The New York Stock Exchange and a peer group index of nutritional supplement companies. The comparison assumes $100 was invested on May 1, 1997 (the first day of trading in the Class A Stock) in the Class A Stock or in each of the foregoing indices and assumes reinvestment of dividends, if any. The peer group used in the below stock performance chart consists of the following companies: Natrol Inc., NBTY Inc., Nutraceutical International Corp. and Rexall Sundown Inc. The peer group no longer includes Amrion, Inc. since it is no longer a publicly traded company. The returns of each of the peer group companies have been weighted according to the respective company's stock market capitalization at the beginning of each period for which a return is indicated. The stock performance shown on the following chart is not necessarily indicative of future performance.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

Weider Nutrition Intl Inc (WNI)

                                                   CUMMULATIVE TOTAL RETURN
                                              ----------------------------------
                                              5/1/97   5/31/97  5/31/98  5/31/99

WEIDER NUTRITION INTERNATIONAL, INC ........    100      115      142       49
PEER GROUP .................................    100      133      321      148
S & P 500 ..................................    100      106      139      168

                              CORPORATE GOVERNANCE

BOARD MEETINGS AND COMMITTEES

      The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring approval by the Board of Directors. It also holds special meetings when an important matter requires action by the Board of Directors between scheduled meetings. During fiscal 1999, the Board of Directors met eight times (including three held by written consent). Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during fiscal 1999 and the total number of meetings held during fiscal 1999 by all committees of the Board of Directors on which that director served.

      The Company has established a standing Audit Committee of the Board of Directors which met four times (including three held by written consent) during fiscal 1999. From June 1, 1998 to August 14, 1999, the Audit Committee was comprised of Roger H. Kimmel, Ronald L. Corey and Glenn W. Schaeffer. Effective August 15, 1999, Ronald L. Corey, Glenn W. Schaeffer and Donald G. Drapkin comprised the entire membership of the Audit Committee. The Audit Committee's responsibilities include:

      o recommending the selection of the Company's independent public auditors to the Board of Directors;

      o consulting with the independent auditors with regard to the plan and scope of audit;

      o reviewing in consultation with the independent auditors, their report of audit or proposed report of audit and the accompanying management letter, if any;

      o reviewing the impact of new or proposed changes in accounting principles or regulatory requirements; and

      o consulting with the independent auditors with regard to the adequacy of internal controls, and if need be, consulting with management regarding the same.

      The Company does not have a standing nominating committee. The functions customarily attributable to a nominating committee are performed by the Board of Directors as a whole. The Company will consider nominees recommended by stockholders, although it has not actively solicited recommendations from stockholders for nominees. Stockholders wishing to recommend a person for consideration as a nominee for election to the Board of Directors can do so by giving timely written notice to the Secretary of the Company. See "OTHER MATTERS--STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING."

      The Company has established a standing Compensation Committee. The Compensation Committee's responsibilities include:

      o reviewing the compensation policy for executive officers and directors of the Company and such other officers of the Company as directed by the Board of Directors;

      o reviewing all forms of compensation to be provided to the executive officers of the Company;

      o reviewing general compensation goals and guidelines for the Company's employees and the criteria by which bonuses to the Company's employees are determined;

      o  acting as administrator of the Equity Plan;

      o reviewing other plans that are proposed for adoption or adopted by the Company for the provision of compensation to employees of, directors of, and consultants to, the Company;

      o preparing the Compensation Committee Report, which is included in this proxy statement; and

      o authorizing the repurchase of shares and severance compensation from terminated employees.

From June 1, 1998 to August 14, 1999, the Compensation Committee was comprised of Eric Weider, Roger H. Kimmel and George F. Lengvari. Effective August 15, 1999, Glenn W. Schaeffer and Ronald L. Corey comprised the entire membership of the Committee. During fiscal 1999, the Compensation Committee met three times (including two held by written consent).

      The Company has established a standing Executive Committee. The Executive Committee has the authority to determine questions of general policy with regard to the business of the Company, lawfully delegated to it by the Board from time to time, and not in conflict with specific powers conferred by the Board upon any other committee appointed by it. From July 30, 1997 to August 14, 1999, the Executive Committee was comprised of Eric Weider, Richard B. Bizzaro (who served through October 8, 1998) and George F. Lengvari. Effective August 15, 1999, Eric Weider, Bruce J. Wood and George F. Lengvari comprised the entire membership of the Executive Committee. During fiscal 1999, the Executive Committee met once.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ADVERTISING AGREEMENT

      The Company and Weider Publications, Inc., a subsidiary of Weider Health and Fitness, are parties to an Advertising Agreement dated December 1, 1996 (the "Advertising Agreement") under which the Company is obligated (pursuant to an annually updated notification in connection with the Company's budget) to purchase a minimum number of advertising pages in certain of the publications of Weider Publications each month at a price below that charged to unaffiliated third party advertisers. The Advertising Agreement has a ten-year term and is subject to termination by either party if certain specified events occur, including a change of control of Weider Health and Fitness or an initial public offering of Weider Publications. During fiscal 1999, the Company paid Weider Publications a total of approximately $1,873,000 for services rendered under the Advertising Agreement. Weider Health and Fitness owns all of the Company's Class B Stock. Eric Weider, the Chairman of the Board of the Company, is a director of Weider Publications and George Lengvari, a director of the Company, is Chairman of Weider Publications U.K.

TRANSFER OF INTELLECTUAL PROPERTY

      In July 1985, Weider Health and Fitness and Joe Weider entered into an agreement pursuant to which Weider Health and Fitness was granted all rights, title and interest in and to a system of weight training known as "The Weider System" and the exclusive right to use of the name "Joe Weider" within the continental United States. As consideration for such grants, Weider Health and Fitness has agreed to pay Joe Weider approximately $450,000 per year for the rest of his lifetime (of which $250,000 is paid by the Company). Weider Health and Fitness' right to use the "The Weider System" and "Joe Weider" survives the death of Joe Weider. Effective September 1, 1996, Weider Health and Fitness assigned to the Company substantially all such intellectual property. Weider Health and Fitness retained three trademarks used in both the Company's nutritional supplements business and Weider Health and Fitness' body building and exercise equipment divisions; however, Weider Health and Fitness entered into a Trademark and License Agreement granting to the Company a perpetual, royalty-free, fully paid license to use such trademarks for its nutritional supplements business. Weider Health and Fitness owns all of the Company's Class B Stock. Mr. Eric Weider, the Chairman of the Board of Directors of the Company, is the President, Chief Executive Officer and a director of Weider Health and Fitness. Mr. Lengvari, a director of the Company, is a director of Weider Health and Fitness.

      For a discussion of an intellectual property licensing agreement in which Mr. Lengvari has an interest, see "EXECUTIVE COMPENSATION--COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION."

MANAGEMENT INCENTIVE AGREEMENTS

      Prior to the Company's IPO, the Company entered into Management Incentive Agreements pursuant to which key employees were granted Performance Units as incentive compensation. The Company's IPO triggered conversion of the vested Performance Units and, as a result, the Company paid an aggregate of approximately $2.96 million in cash and issued 972,247 shares of Class A Stock to such employees. The unvested portion of the Performance Units (represented by 182,716 unvested shares of Class A Stock as of the date of the Company's IPO) were converted to Class A Restricted Stock that vest, contingent upon continued employment and/or other factors, over a five-year period at 20% per year from May 31, 1998 through May 2002. In connection with certain resignations, certain shares of the unvested Class A Restricted Stock were accelerated and certain shares cancelled. The number of unvested shares of Class A Restricted Stock at the Record Date were 27,407 shares.

      To facilitate the payment of individual income taxes incurred in connection with the conversion of the Performance Units, the Company makes loans available to each recipient. These loans bear interest at a rate of 8.0% per annum, are repayable five years from the borrowing date and are secured by the recipient's Class A Stock received upon conversion. During fiscal 1999, the Company had loans outstanding to Messrs. Bizzaro, Blair, Reynolds and Young, who had outstanding principal loan and interest balances at August 31, 1999 of approximately $2,389,077, $282,844, $1,582,658 and $136,318, respectively, which amounts were the largest amounts owed by these officers or former officers, as applicable, during fiscal 1999. Portions of the loans outstanding to Messrs. Bizzaro and Reynolds may be forgiven over time by the Company and Weider Health and Fitness.

SPONSORSHIPS

      Effective June 1, 1998, as part of its marketing strategy, the Company agreed to participate in the sponsorship of certain body builders under contract with Weider Health and Fitness. The Company paid a total of $200,000 in connection with its sponsorship in fiscal 1999.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Exchange Act requires directors, officers and persons who beneficially own more than 10% of a registered class of stock of the Company to file initial reports of ownership (Form 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the Securities Exchange Commission ("COMMISSION") and The New York Stock Exchange. Such persons are also required under the rules and regulations promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during the fiscal year ended May 31, 1999 the Company's directors, officers and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that (i) Messrs. Reynolds and Blair filed Forms 5 late (each reporting two transactions), (ii) Mr. Lengvari reported two transactions (one Form 4 and one Form 5) late, (iii) Messrs. Young and Blair each filed amendments to Forms 3, and (iv) Messrs. Drapkin and Schaeffer filed Forms 3 late.


                                  OTHER MATTERS

OTHER BUSINESS FOR MEETING

      The Board of Directors does not know of any matters that will be presented for action at the 1999 Annual Meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not presently known to management should come before the 1999 Annual Meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

      Any stockholder of the Company who wishes to present a proposal at the next annual meeting of stockholders of the Company (the "2000 ANNUAL MEETING"), and who wishes to have such proposal included in the Company's proxy statement for that meeting, must in accordance with Rule 14a-8 of the Exchange Act, deliver a copy of such proposal to the Company at 2002 South 5070 West, Salt Lake City, Utah 84104-4726, Attention: Secretary, no later than June 28, 2000. However, if the 2000 Annual Meeting is held on a date more than 30 days before or after the corresponding date of the 1999 Annual Meeting, any stockholder who wishes to have a proposal included in the Company's proxy statement and proxy card for that meeting must deliver a copy of the proposal to the Company within a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy statement and proxy card any stockholder's proposal that does not comply with the rules of the Commission for inclusion therein.

      New Commission rules regarding stockholder proposals became effective on June 29, 1998. Pursuant to these new rules, if the Company has not received notice no later than September 10, 2000 of any matter a stockholder intends to propose for a vote at the 2000 Annual Meeting, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.


                                          BY ORDER OF THE BOARD OF DIRECTORS OF,


                                          WEIDER NUTRITION INTERNATIONAL, INC.

October 21, 1999

                       WEIDER NUTRITION INTERNATIONAL, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
       THE 1999 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 17, 1999

      The undersigned hereby appoints each of Bruce J. Wood and Daniel A. Thomson as attorneys and proxies, each with power of substitution, to vote all shares of Class A Common Stock (the "CLASS A STOCK") and Class B Common Stock (the "CLASS B STOCK," and together with the Class A Stock, the "COMMON STOCK") of Weider Nutrition International, Inc. (the "COMPANY") held by the undersigned on October 15, 1999, at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held November 17, 1999, at 2:00 p.m., local time, at the Company's executive offices located at 2002 South 5070 West, Salt Lake City, Utah 84104, on the proposals set forth on the reverse side hereof and on such other matters as may properly come before the meeting and any adjournment or postponement thereof.

      The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxy holders will vote such shares FOR the proposals set forth on the reverse side hereof. If any further matters properly come before the Annual Meeting, it is the intention of the persons named above to vote such proxies in accordance with their best judgment.

                      (Continued and to be dated and signed on the reverse side)


The Board of Directors recommends a vote FOR the following proposals:

1. Election as directors of the Company until the next annual meeting and until their successors are duly elected and qualified.

   FOR ALL nominees     WITHHOLD AUTHORITY to vote
   listed below        for ALL nominees listed below             *EXCEPTIONS
      [ ]                        [ ]                                 [ ]

   Nominees: Eric Weider, George F. Lengvari, Bruce J. Wood, Ronald L. Corey,
             Donald G. Drapkin, David J. Gustin, Roger H. Kimmel and Glenn W. Schaeffer

   (INSTRUCTIONS: To withhold authority for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions:_________________________________________________________________

2. Approval of the amendments to the Company's 1997 Equity Participation Plan, as amended
                                              FOR    AGAINST  ABSTAIN
                                              [ ]      [ ]      [ ]


                                    Date:_________________________________, 1999

                                    Signature: _________________________________

                                    Signature:__________________________________

Note: Please sign exactly as name appears hereon. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)